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a:\FormS-8.doc
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C 20549
                    ______________________________
                               Form S-8
                        Registration Statement
                                 Under
                      The Securities Act of 1933
                    _______________________________
                  NETWORK SYSTEMS INTERNATIONAL, INC.
        (Exact name of registrant as specified in its charter)
          Nevada                   87-0460247
 (state of incorporation)       (I.R.S. employer
                               identification no.)
                         200 North Elm Street
                   Greensboro, North Carolina 27401
                            (910) 271-8400
   (Address and telephone number of Registrant's principal executive offices)

       STOCK PROMOTION AGREEMENT WITH PALM STATE EQUITIES, INC.
                       (Full title of the plan)
                         _____________________
                         William C. Ray, Esq.
            Vice President, General Counsel, and Secretary
                  Network Systems International, Inc.
                         200 North Elm Street
                   Greensboro, North Carolina 27401
                            (910) 271-8400
      (Name, address, and telephone number of agent for service)
                         _____________________

                    CALCULATION OF REGISTRATION FEE

                                           Proposed          Proposed
                                           Maximum            Maximum            Amount of
Title of Securities    Amount to be     Offering Price       Aggregate          Registration
 to be Registered       Registered        Per Share     Offering Price              Fee

   Common Stock,
  $.001 par value         45,000          $3.48              $156,600              $46.20

                                PART I


         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       Pursuant to the Note to Part I of Form S-8, the information specified in Items 1 and 2 of Form S-8 has not been filed with the Securities and Exchange Commission as part of this Registration
Statement.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

       The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

               (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, filed January 28, 1997, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                      The Registrant's Annual Report on Form 10-KSB/A
               for the fiscal year ended September 30, 1996, filed May 21, 1997, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the
               "Exchange Act");

               (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996, filed February 14, 1997, pursuant to Section 13(a) or 15(d) of the Exchange Act;

                      The Registrant's Quarterly Report on Form 10-QSB
               for the quarter ended March 31, 1997, filed May 15, 1997, pursuant to Section 13(a) or 15(d) of the Exchange Act;

                      The Registrant's Quarterly Report on Form 10-QSB
               for the quarter ended June 30, 1997, filed August 8, 1997, pursuant to Section 13(a) or 15(d) of the Exchange Act;

                      The Registrant's Proxy Statement filed January
               28, 1997;

                      The Registrant's Form NT-10K filed December 27,
               1996;

                      The Registrant's Form 8A filed August 18, 1997;

                      The Registrant's Form 2A - filed in paper form
               November 15, 1997; and

                      The Registrant's Form D filed in paper form
               January 11, 1997.

       All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, on or after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered hereby have been sold or that de-registers all securities covered hereby remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Item 4.  Description of Securities.

       The authorized capital stock of the Registrant consists of 100,000,000 shares of common stock, $.001 par value per share. As of the date of this Registration Statement, the Registrant had outstanding 5,806,176 shares common stock. Each shareholder of record is entitled to one vote per share on all matters to be voted upon by the shareholders. The Registrant's Articles of Incorporation do not provide for cumulative voting. The shareholders are entitled to receive dividends when, as, and if declared from time to time by the Registrant's Board of Directors. The Registrant's common stock does not have any preemptive rights.

Item 5.  Interest of Named Experts and Counsel.

       William C. Ray, Esq., who is rendering the opinion regarding the validity of the shares of common stock being registered by this Registration Statement, is the Vice President, General Counsel, and Secretary of the Registrant. Mr. Ray also beneficially owns 342,385 shares of the Registrant's common stock.

Item 6.  Indemnification of Directors and Officers.

       Nevada law authorizes the Registrant to indemnify any person who was or is a party, or threatened to be made a party, to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which the action was brought determines the person is fairly and reasonably entitled to indemnification. The indemnification provisions under Nevada law require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the Registrant or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under Nevada law.

       The Registrant's Bylaws and Articles of Incorporation provide for the indemnification of the Registrant's directors and officers, and persons who serve at the request of Registrant as directors or officers of another corporation, against any liability incurred in connection with the defense or settlement of any claim, action, suit, or proceeding that the director or officer was a party to by reason of the fact that he is or was a director or officer of the Registrant, or other corporation, except that the director or officer will not be indemnified for any liability arising from action that constitute negligence or willful misconduct.

Item 7.  Exemption from Registration Claimed.

       Not applicable.

Item 8.  Exhibits.

Exhibit Number    Description

4.1               Stock Promotion Agreement dated July 16, 1997, between the
                  Registrant and Palm State Equities, Inc.
5.1               Opinion of William C. Ray, Esq. regarding the legality of
                  the securities being registered.
15                Consent of Pender Newkirk & Company.
23.1              Consent of William C. Ray, Esq. (contained in Exhibit 5.1).
24                Power of Attorney (Included on signature page)


Item 9.  Undertakings.

       The undersigned hereby undertakes:

       (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


       (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, such or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 11th day of December, 1997.

                              NETWORK SYSTEMS INTERNATIONAL, INC.



                              By:  /s/ Robbie M. Efird
                              Robbie M. Efird
                              President, Chief Executive Officer and
                              Acting Chief Financial Officer


                              POWER OF ATTORNEY

      Pursuant to section 6(a) of the Securities Act of 1933, each of the undersigned hereby appoints and constitutes Robbie M. Efird (with full power to act alone), his attorney-in-fact, with full power of substitution, for him and on his behalf, in any and all capacities, to sign, execute, and file with the Securities and Exchange Commission this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and any amendments relating thereto, granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done to effectuate the same as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done.



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title                            Date

/s/ Robbie M. Efird        President, Chief Executive       December 11, 1997
Robbie M. Efird            Officer, Acting Chief
                           Financial Officer and Director

/s/ E.W. Miller, Jr.       Executive Vice President and     December 11, 1997
E. W. Miller, Jr.          Director

/s/ David F. Christian     Director                         December 11, 1997
David F. Christian

/s James W. Moseley        Director                         December 11, 1997
James W. Moseley

/s/ David P. Reynolds      Director                         December 11, 1997
David P. Reynolds